                                                                   Exhibit 10.12



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                  AMENDED AND RESTATED JOINT VENTURE AGREEMENT

                                  BY AND AMONG

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                                       AND

                   LOEWS CINEPLEX INTERNATIONAL HOLDINGS, INC.

                                       AND

                                 MEDIAPLEX, INC.

                                       AND

                             MEGABOX CINEPLEX, INC.






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
                                TABLE OF CONTENTS


ARTICLE I DEFINITIONS ................................................        2
   Section 1.1.   Definitions ........................................        2

ARTICLE II ORGANIZATION OF THE COMPANY ...............................        2
   Section 2.1.   Organizational Documents; Shareholder Resolutions. .        3
   Section 2.2.   Purpose. ...........................................        3

ARTICLE III EFFECTIVENESS OF PRIOR AGREEMENTS ........................        3
   Section 3.1.   Replacement of Prior Agreements. ...................        3
   Section 3.2.   Conditional Effectiveness. .........................        3

ARTICLE IV CAPITAL CONTRIBUTIONS .....................................        4
   Section 4.1.   Subsequent Capital Contributions. ..................        4

ARTICLE V REPRESENTATIONS AND WARRANTIES .............................        4

ARTICLE VI CORPORATE GOVERNANCE; CERTAIN CORPORATE ACTIONS ...........        4
   Section 6.1.   Voting of Shares. ..................................        4
   Section 6.2.   Composition of the Board of Directors. .............        5
   Section 6.3.   Representative Directors, Chief Operating Officer,
                  Chief Financial Officer and Statutory Auditor ......        5
   Section 6.4.   Approval of Certain Matters. .......................        6

ARTICLE VII TRANSFER AND SALE ........................................        8
   Section 7.1.   Transfer Restrictions. .............................        8
   Section 7.2.   Consent. ...........................................        8
   Section 7.3.   First Refusal. .....................................        8
   Section 7.4.   Tag-Along Rights. ..................................       10

ARTICLE VIII COVENANTS OF THE PARTIES ................................       11
   Section 8.1.   Access. ............................................       11

article IX CERTAIN AGREEMENTS ........................................       11
   Section 9.1.   Non-Competition. ...................................       11
   Section 9.2.   Access to Company. .................................       12
   Section 9.3.   Financial Reporting Obligations ....................       12
   Section 9.4    Related Party Transactions. ........................       13

   Section 9.5    Excess Cash Distributions. .........................       13
   Section 9.6    Sale of Shares by Means of Public Offering. ........       14

ARTICLE X CONDITIONS TO CLOSING ......................................       14

ARTICLE XI INDEMNIFICATION ...........................................       14
   Section 11.1.  Survival ...........................................       14
   Section 11.2.  Losses .............................................       14
   Section 11.3.  Indemnification by Mediaplex .......................       14
   Section 11.4.  Indemnification by LCE .............................       15
   Section 11.5.  Indemnification by the Company. ....................       15
   Section 11.6.  Claims .............................................       16
   Section 11.7.  Contribution. ......................................       16

ARTICLE XII TERMINATION AND LIQUIDATION ..............................       16
   Section 12.1.  General. ...........................................       16
   Section 12.2   Termination by LCE. ................................       17
   Section 12.3.  Termination by Mediaplex. ..........................       17
   Section 12.4.  Termination by Mutual Agreement. ...................       17
   Section 12.5.  Remedies upon Termination. .........................       18

ARTICLE XIII GENERAL .................................................       18
   Section 13.1.  Arbitration ........................................       18
   Section 13.2.  Notices. ...........................................       19
   Section 13.3.  Assignment; Binding Effect; Benefit. ...............       20
   Section 13.4.  Confidentiality. ...................................       21
   Section 13.5.  Entire Agreement. ..................................       21
   Section 13.6.  Amendment. .........................................       21
   Section 13.7.  Counterparts. ......................................       21
   Section 13.8.  Headings. ..........................................       21
   Section 13.9.  Interpretation. ....................................       21
   Section 13.10. Incorporation of Exhibits and Schedules. ...........       22
   Section 13.11. Severability. ......................................       22
   Section 13.12. Enforcement of Agreement. ..........................       22


APPENDIX A - Definitions

APPENDIX B - Representations and Warranties

EXHIBITS

Exhibit 2.1 - Amended and Restated Articles of Incorporation

                  AMENDED AND RESTATED JOINT VENTURE AGREEMENT

            THIS AMENDED AND RESTATED JOINT VENTURE AGREEMENT, dated as of July 25, 2002 (this "Agreement"), by and among Megabox Cineplex, Inc., a corporation established under the laws of the Republic of Korea and having its offices at 7F, Cinehouse B/D, 91-6 Nonhyun-dong, Kangnam-ku, Seoul, Republic of Korea (hereinafter the "Company"), Mediaplex, Inc., a corporation established under the laws of the Republic of Korea and having its offices at 7F, Cinehouse B/D, 91-6 Nonhyun-dong, Kangnam-ku, Seoul, Republic of Korea (hereinafter "Mediaplex"), Loews Cineplex Entertainment Corporation, a corporation established under the laws of the State of Delaware, United States of America, and having its offices at 711 Fifth Avenue, New York, NY 10022, U.S.A (hereinafter "LCE") and Loews Cineplex International Holdings, Inc., a corporation established under the laws of the State of Delaware, United States of America and having its offices at 711 Fifth Avenue, New York, NY 10022, U.S.A. (hereinafter "LCI")

                              W I T N E S S E T H:

            WHEREAS, Mediaplex and LCE have entered into a Heads of Agreement dated October 21, 1999, as amended by the First Amendment to Heads of Agreement dated November 14, 1999, the Second Amendment to Heads of Agreement dated May 9, 2000, the Third Amendment to Heads of Agreement dated August 8, 2000 and the Fourth Amendment to Heads of Agreement dated August 24, 2000 (the "Heads of Agreement") establishing the basic framework of a joint venture to develop, construct, own and operate new state-of-the-art multiplex theaters of high quality in key locations in the Republic of Korea;

            WHEREAS, in order to facilitate the transfer of the rights and obligations under a Lease Agreement dated July 28, 1998 between Daewoo Corporation ("Daewoo") and the Korea International Trade Association ("KITA") regarding the UEC Multiplex located at KITA's ASEM MALL (the "UEC Multiplex"), Daewoo and LCE executed an Agreement for the Formation of a Joint Venture Agreement (the "JVA") on October 21, 1999, pursuant to which each of Daewoo and LCE subscribed to 1,200,000 shares of the Company at the time of the Company's incorporation on November 16, 1999;

            WHEREAS, as contemplated by the Heads of Agreement, Mediaplex acquired all of the 1,200,000 shares of the Company owned by Daewoo pursuant to a Share Transfer Agreement dated November 25, 1999;

            WHEREAS, Mediaplex, LCI and the Company have entered into a Joint Venture Agreement dated May 9, 2000 (the "Joint Venture Agreement"), in which the parties agreed to consummate Mediaplex's subscription to 2,479,840 Common Shares of the Company (as defined therein), LCE's transfer of all of its Common Shares of the Company to LCI and LCI's subscription to 2,479,840 Convertible Preferred Shares of the Company (as defined therein) by August 8, 2000;

            WHEREAS, due to unforeseen circumstances, the closing of the Joint Venture Agreement was rescheduled to August 25, 2000 by the First Amendment to Joint Venture Agreement dated August 8, 2000 by and among Mediaplex, LCI and the Company (the "First Amendment"), and subsequently to October 15, 2000 by the Supplemental Agreement and Second Amendment to Joint Venture Agreement dated August 24, 2000 by and among Mediaplex, LCI and the Company (the "Second Amendment");

            WHEREAS, as the closing did not occur on or prior to October 15, 2000 due to a cause solely attributable to LCI/LCE, pursuant to Article 4 of the Second Amendment, Mediaplex subscribed to 2,479,840 Common Shares of the Company on November 11, 2000, resulting in the shareholding ratio of Mediaplex and LCE being 75.4% and 24.6%, respectively, and certain provisions of the Joint Venture Agreement were amended to reflect the dilution of LCE's shareholding ratio;

            WHEREAS, under Article 4(o) of the Second Amendment, LCI has the right to subscribe to or purchase from Mediaplex on or prior to October 15, 2003 such number of shares of the Company that will result in both Mediaplex and LCI having equal equity interests in the Company;

            WHEREAS, concurrently with the execution of this Agreement, Mediaplex, LCE and the Company have entered into a Stock Purchase and Subscription Agreement (the "Stock Purchase and Subscription Agreement"), in which LCE agreed to purchase from Mediaplex 1,015,518 shares of the Company's common stock owned by Mediaplex, and to subscribe to 448,804 new shares of the Company's common stock on the terms and conditions set forth therein, such that each of Mediaplex and LCE shall have 50% equity interest in the Company; and

            WHEREAS, in connection with LCE's purchase and subscription of the shares of the Company contemplated in the Stock Purchase and Subscription Agreement, the parties hereto wish to amend the Joint Venture Agreement.

            NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.1.  Definitions

            Capitalized terms used herein are defined in Appendix A.

                                   ARTICLE II
                           ORGANIZATION OF THE COMPANY

            Section 2.1. Organizational Documents; Shareholder Resolutions. The parties hereto agree that, on or prior to the Closing, the Company will take such action as is necessary to amend the Company's Articles of Incorporation (the "Articles of Incorporation") so that they shall be as set forth in Exhibit
2.1 attached to this Agreement, effective upon the Closing. From the Closing, in the event that the relevant Korean registration authorities considers that any portion of the Articles of Incorporation should be changed from the form contained in Exhibit 2.1, the parties will amend the Articles of Incorporation so as to reflect as closely as possible the agreements set forth herein. Notwithstanding anything herein or in the Articles of Incorporation to the contrary, to the extent that any provision of the Articles of Incorporation conflicts with, or otherwise is inconsistent with, any provision of this Agreement with respect to any matter, or this Agreement covers any matter that is not covered in the Articles of Incorporation, the provisions of this Agreement with respect to such matter shall control and shall be binding upon each of the parties hereto.

            Section 2.2. Purpose. The purpose of the Company will be to develop and operate, either itself or through its Subsidiaries, the UEC Multiplex and to conduct such other business as prescribed in Article 2 of the Articles of Incorporation, as amended from time to time.

                                   ARTICLE III
                        EFFECTIVENESS OF PRIOR AGREEMENTS

            Section 3.1.  Replacement of Prior Agreements.

            Subject to Section 3.2 hereof, the parties hereto agree that this Agreement shall replace and supersede the Heads of Agreement, the JVA, the Joint Venture Agreement, the First Amendment and the Second Amendment, regardless of whether the Closing occurs. Any and all rights and obligations of the parties under such prior agreements shall forthwith become null and void upon the execution of this Agreement; provided, however, that each party shall continue to be liable for its breach of such prior agreements, if any, prior to the date of this Agreement; provided further, that Mediaplex's right to retain the payment by LCI of $2,000,000 in accordance with Article 4 of the Second Agreement shall not be affected by this Agreement.

            Section 3.2.  Conditional Effectiveness.

Notwithstanding anything to the contrary herein, none of the provisions in Articles VI, and IX of this Agreement shall be effective until the Closing. Until the Closing, Articles VI, and IX of the Joint Venture Agreement, as amended by Article 4 of the Second Amendment, shall remain in full force and effect, except that all references to LCI in the Joint Venture Agreement, the First Amendment and the Second Amendment shall be interpreted as references to LCE.

                                   ARTICLE IV
                              CAPITAL CONTRIBUTIONS

            Section 4.1.  Subsequent Capital Contributions.

            (a) All capital contributions called for by the Board of Directors subsequent to the payment for the New Shares (as defined in the Stock Purchase and Subscription Agreement) will be made on a pro rata basis based on the percentage of outstanding Shares held by each Shareholder.

            (b) If at any time any Shareholder shall fail to subscribe for all or part of the Shares which such Shareholder is required to make under this Agreement on the date so required pursuant to written notice (a "Funding Notice") provided by the Board of Directors (which date shall not be sooner than 45 days following the date of such notice), the Shareholder failing to subscribe for such shares shall be deemed to be a "Non-Contributing Shareholder" and the other Shareholder shall be deemed to be "Contributing Shareholder." In such event, the Contributing Shareholder may subscribe for such Shares for which the Non-Contributing Shareholder has failed to subscribe with written notice to the Board of Directors.

            (c) All capital contributions made pursuant to this Agreement shall be in Won. The capital contributions required to be made to the Company pursuant to Section 4.1 shall be made in the form of subscriptions for additional Shares at such subscription price per Share as shall be determined by the Board of Directors and set forth in the relevant Funding Notice.

            (d) No Shareholder shall be required to make contributions pursuant to Section 4.1 unless the other Shareholder shall have made or concurrently be making its contribution pursuant to such Section.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

            The representations and warranties of the parties to this Agreement are set forth in Appendix B.

                                   ARTICLE VI
                 CORPORATE GOVERNANCE; CERTAIN CORPORATE ACTIONS

            Section 6.1. Voting of Shares. Each Shareholder shall vote all Shares owned or controlled by it, and shall take all other necessary or desirable actions within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), to effectuate the provisions of this Agreement.

            Section 6.2. Composition of the Board of Directors. Each Shareholder shall vote all Shares owned or controlled by it and shall take all necessary action within its control, so that the composition of the Board of Directors and the manner of selecting members thereof shall be as follows:

            (a) From and after the Closing Date, the Board of Directors shall be comprised of four persons, two of whom shall be designated by LCE and two of whom shall be designated by Mediaplex. All such designations shall be notified in writing to the Company, which shall notify all of the Shareholders.

            (b) Each Shareholder shall have the right by notice in writing to the Company to require the Board of Directors to call a shareholder meeting (i) to remove, with or without cause, any Director designated by such shareholder pursuant to this Section 6.2 and (ii) to designate any replacement for a Director designated by such shareholder pursuant to this Section 6.2, upon the death, resignation, retirement, disqualification or removal from office of such Director; provided, however, that the Shareholder proposing to remove any Director it has designated shall be responsible for any claims, actions, losses, expenses or damage arising out of or in relation to such removal and shall indemnify and hold harmless the other Shareholder and the Company from any claim, actions, losses, expenses or damages arising out of or in relation to such removal.

            (c) At all meetings of the Board of Directors, a quorum shall consist of not less than three Directors provided that such quorum consists of at least one Director designated by LCE and one Director designated by Mediaplex. Written notice shall be duly given to each Director at least fifteen
(15) business days in advance of each meeting, provided no notice need be given to any Director who signs a written waiver of notice at or in advance of a meeting, or who attends the meeting without protesting any lack of notice. Unless a higher vote is specifically required by this Agreement, all actions of the Board of Directors shall be determined by the vote of a simple majority (i.e., greater than 50%) of the Directors attending the meeting; provided that such majority includes at least one Director designated by LCE and one Director designated by Mediaplex. Directors shall be entitled to participate at meetings of the Board of Directors telephonically in the event telephonic participation becomes permissible under the law of the Republic of Korea.

            (d) Board of Directors meetings shall be held no less frequently than once per year. Minutes of the Board of Directors meetings shall be taken and a copy of the minutes shall be distributed to each Director in a timely fashion.

            Section 6.3. Representative Director, Chief Operating Officer, Chief Financial Officer and Statutory Auditor. (a) The Company's Representative Director shall be elected by the Board of Directors from among the members of the Board of Directors nominated by Mediaplex. The Company shall also have one Statutory Auditor who shall be nominated by Mediaplex and elected at the General Meeting of Shareholders, one Chief Operating Officer who shall be an individual nominated by Mediaplex and approved by LCE (and who shall be a resident of the Republic of Korea) and one Chief Financial Officer who shall be nominated by Mediaplex and approved by LCE (and who shall be a resident of the Republic of Korea). The day-to-day affairs of the Company shall be managed by the Chief Operating Officer.

            (b) The Representative Director shall represent the Company and act on all matters of the Company. The Representative Director and the Chief Operating Officer will report to the Board of Directors. The Chief Operating Officer, subject to the control of the Board of Directors, shall have general charge and control of all of the Company's business and affairs and shall perform all duties incident to his office; provided that neither the Representative Director, the Chief Operating Officer nor any other executive of the Company (acting individually or jointly) shall take or shall be entitled to take, and each Shareholder shall use its best efforts to prevent the Company or any of its Subsidiaries from taking, any of the actions specified in Section 6.4
(a) without the prior approval of the Board of Directors in accordance with this Agreement. The Representative Director and the Chief Operating Officer shall have such other powers and perform such other duties as may from time to time be assigned to them by the Board of Directors.

            (c) The Representative Director shall delegate all matters concerning the day-to-day operations of the Company to the Chief Operating Officer and shall authorize the Chief Operating Officer to take, without approval of the Representative Director, any and all actions concerning the Company not otherwise requiring the approval of the Board of Directors or Shareholders pursuant to Section 6.4.

            Section 6.4. Approval of Certain Matters. (a) The Representative Director and the Chief Operating Officer, acting individually or jointly, shall not and shall not permit the Company or any Subsidiary of the Company to take or agree to take any of the following actions or engage in any of the following transactions without the prior approval of the Board of Directors in accordance with the provisions of this Agreement:

                  (i) expenditure of any Company sum or sums in excess of $400,000 in the aggregate in any fiscal year that is not included in an Approved Budget for the then current fiscal year, it being understood and agreed that all such expenditures shall be directly related to the construction, renovation, development or improvement of the Company's theatres, it being further understood and agreed that expenditures on film rental, to the extent such expenditures are determined by reference to box-office sales, shall not be restricted by this clause (i); provided, however, that at the end of the three-year period referenced in Section 6.3(a) above, the parties hereto shall review the provisions of this
      Section 6.4(a)(i) and shall jointly determine whether it would be appropriate to modify the terms hereof;

                  (ii) sale, transfer or disposal of assets of the Company or any of its Subsidiaries, or purchase or other acquisition of assets or businesses, in each case in any single or series of related transactions, for a consideration in excess of $100,000;

                  (iii) engagement by the Company or any of its Subsidiaries in any business other than as prescribed in the Articles of Incorporation;

                  (iv) varying the Company's accounting policies and practices in any material respect, other than to comply with Korean GAAP;

                  (v) entering into, amending or waiving the provision of any agreement or transaction with any Shareholder or any Affiliate of any Shareholder after the Closing Date, except as expressly provided for in this Agreement, and except relating to the exhibition and settlement of motion pictures;

                  (vi) establishing any place of business outside the Republic of Korea;

                  (vii) commencing or settling litigation where the amount involved exceeds $100,000 in the aggregate in any fiscal year or consenting to any injunction;

                  (viii) entering into any joint venture, partnership, agreement or similar arrangement requiring capital funding;

                  (ix) approving and adopting the annual budget or the Business Plan or any change thereto;

                  (x) incurring any debt for borrowed money in excess of $100,000 in the aggregate in any fiscal year; or

                  (xi) entering into any employment agreement or consulting agreement with any Person involving the payment of any amount in excess of $100,000 per year or authorizing any Person to enter into any such employment agreement or consulting agreement.

            (b) Neither the Company nor any Subsidiary of the Company shall take any of the following actions without the approval of the Shareholders by a two-thirds (2/3) vote:

                  (i) varying any of the rights attaching to the Shares;

                  (ii) modifying the Articles of Incorporation;

                  (iii) taking any steps to effect the winding-up, liquidation, dissolution or voluntary bankruptcy of the Company or any of its subsidiaries;

                  (iv) the issuance of additional Shares by the Company (except for the issuance of new shares to third parties other than the shareholders of the Company); provided, however, that the Shareholders shall undertake discussions in good faith as and when requested by a Shareholder concerning capital raising activities, including the possible sale of private or public equity in the Company;

                  (v) entering into any merger, amalgamation, consolidation or other business combination to which the Company or any of its subsidiaries is a party;

                  (vi) declaring dividend, distribution of liquidation proceeds or purchase of treasury stock;

                  (vii) other actions requiring a special resolution of a General Meeting of Shareholders pursuant to the Korean Commercial Code;

                  (viii) changing the name of the Company;

                  (ix) the removal of a Director or the Statutory Auditor;

                  (x) the transfer of all or a significant part of the business of the Company;

                  (xi) the issuance of shares of the Company at a price less than par value; or

                  (xii) reduction of paid-in capital of the Company.

                                   ARTICLE VII
                                TRANSFER AND SALE

            Section 7.1. Transfer Restrictions. Other than to a Permitted Transferee, no Shareholder shall sell, transfer, assign, pledge or otherwise dispose of (a "Transfer") all or part of any Shares beneficially owned by it (i) except in compliance with the provisions of this Article VII and the Articles of Incorporation, and (ii) without obtaining a written agreement in form and substance reasonably satisfactory to the Company executed by the transferee to be bound by the terms of this Agreement, and any Transfer not in compliance with clauses (i) and (ii) and any other provisions of this Article VII shall have no effect and be null and void. Notwithstanding the foregoing restrictions, either Shareholder may pledge all or part of any Shares beneficially owned by it to a third party for financing purposes, the period of which pledge must expire no later than one (1) year from the Closing Date; provided, that transfer restrictions set forth in this Article 7 shall apply with the same force and effect to the sale, transfer or disposal of such pledged shares by such third party.

            Section 7.2. Consent. Until May 9, 2005 (the "Transfer Waiver Date"), no Shareholder shall Transfer any Shares without the prior written consent of the other Shareholders other than to a Permitted Transferee.

            Section 7.3. First Refusal. (a) If, following the Transfer Waiver Date, either LCE (on behalf of itself and its Permitted Transferees) or Mediaplex (on behalf of itself and its Permitted Transferees) (as appropriate, the "Transferring Shareholder") desires to Transfer, directly or indirectly, all or any portion of the Shares owned by it (other than to a Permitted Transferee), the Transferring Shareholder shall provide the other Shareholder (the "Non-Transferring Shareholder") with a written notice (the "First Refusal Notice"), with a copy to the Company, setting forth:

                  (i) the number of Shares to be offered;

                  (ii) the terms and conditions of the proposed Transfer, including the price (the "Offering Price") at which the Transferring Shareholder proposes to Transfer such Shares; and

                  (iii) the name of the proposed transferee and a statement specifying whether that transferee is a Competitor or not.

            Within 30 Business Days following the delivery of the First Refusal Notice, the Non-Transferring Shareholder shall, by notice in writing to the Transferring Shareholder (copied to the Company), have the opportunity and right to purchase 100% (but not less than 100%) of the Shares referred to in the First Refusal Notice (on the terms specified in the First Refusal Notice or on any other terms as are agreed by the parties). If the Non-Transferring Shareholder fails to exercise or waive its right to purchase 100% of the Shares referred to in the First Refusal Notice, then the Transferring Shareholder shall be free, for a three-month period commencing at the end of such 30-day period to enter into a definitive agreement to Transfer the offered Shares to any third party, on terms (including, without limitation, all terms affecting price) no more favorable to the proposed purchaser than the terms specified in the First Refusal Notice, it being understood, however, that if the Transferring Shareholder does not complete the Transfer of the Shares within one month following the end of such three month period, or if the definitive agreement is subsequently terminated, the Transferring Shareholder shall once again be subject to all the provisions of this Section 7.3.

            (b) Each acceptance made hereunder shall constitute a separate, binding contract obligating the Transferring Shareholder to sell, and the Non-Transferring Shareholder to purchase, the Shares accepted on the terms specified in the relevant notice (or on any other terms as the parties shall have agreed). The parties agree to negotiate in good faith to consummate the transaction as soon as possible, but in no event later than the date 120 days after the date the First Refusal Notice was given. Notwithstanding any provision of this Agreement to the contrary, in the event of failure by the Non-Transferring Shareholder to close the transaction within such 120-day time periods referred to above, the Transferring Shareholder shall be entitled, in addition to all other available remedies, to treat that failure as a waiver under Section 7.3(a) by the Non-Transferring Shareholder of its purchase rights, entitling the Transferring Shareholder to take the action specified in Section 7.3(a) pursuant to that waiver.

            (c) If the Offering Price specified in the First Refusal Notice includes any property other than cash, the fair market value of any non-cash property shall be determined in the following manner:

                  (i) The fair market value of securities which are publicly traded shall be deemed to be the average of the daily closing prices of those securities for the five consecutive trading days immediately prior to the date of the First Refusal Notice (or the date of the last written proposal made by the Transferring Shareholder); and

                  (ii) The fair market value of any other property shall be determined by the good faith agreement of the Transferring Shareholder and the accepting Non-Transferring Shareholder or, if such parties are unable to agree, by an appropriate expert mutually selected by such parties. If the parties cannot mutually agree on an expert, each party shall select an expert, and those experts shall select an independent expert to resolve the dispute. The costs and expenses of the appraisal shall be borne by the Transferring Shareholder.

      Notwithstanding anything to the contrary in this Section 7.3, each Non-Transferring Shareholder may pay the Offering Price in cash, with any non-cash property valued as provided above.

            Section 7.4.  Tag-Along Rights.

            (a) If, following the Transfer Waiver Date, a Transferring Shareholder desires to Transfer, directly or indirectly, all or any portion of the Shares beneficially owned by it and its Affiliates, the Transferring Shareholder shall provide the Non-Transferring Shareholder with written notice (the "Tag Along Notice") (which may, but need not be, incorporated into the First Refusal Notice required pursuant to Section 7.3) setting forth:

            (i) the number of Shares proposed to be Transferred;

            (ii) all terms and conditions of the proposed Transfer including the Offering Price at which the Transferring Shareholder proposes to Transfer such Shares;

            (iii) the name of the proposed transferee and a statement specifying whether or not that transferee is a Competitor; and

            (iv) that the Transferring Shareholder is offering the Non-Transferring Shareholder the right to participate in such Transfer on the same terms and conditions as are applicable to the Transferring Shareholder.

            (b) If the proposed transferee is a Competitor of a Non-Transferring Shareholder then, within 10 Business Days following delivery of the Tag Along Notice, such Non-Transferring Shareholder may, by notice in writing to the Transferring Shareholder, require the Transferring Shareholder to request the proposed transferee to purchase all of the Shares held by the Non-Transferring Shareholder and its Affiliates on the terms specified in the Tag Along Notice. If the Transferring Shareholder declines to make such request or the proposed transferee rejects the request, the Transferring Shareholder shall not be entitled to sell the Shares which are the subject of the Tag Along Notice to that proposed transferee.

            (c) If the proposed transferee is not a Competitor of any Non-Transferring Shareholder, then, within 10 Business Days following the delivery of the Tag Along Notice, such Non-Transferring Shareholder shall, by notice in writing to the Transferring Shareholder, have the opportunity to sell to the prospective purchaser (upon the same terms and conditions as the Transferring Shareholder) up to that number of Shares owned by such Non-Transferring Shareholder as shall equal the product of (x) a fraction, the numerator of which is the number of Shares owned by such Non-Transferring Shareholder as of the date of such Tag Along Notice, and the denominator of which is the aggregate number of Shares owned as of the date of such Tag Along Notice by the Transferring Shareholder and the Non-Transferring Shareholder, and
(y) the number of Shares proposed to be sold. The amount of Shares to be sold by the Transferring Shareholder shall be reduced if and to the extent necessary to provide for such sale of Shares by the Non-Transferring Shareholder.

            (d) If the Non-Transferring Shareholder does not elect to require the Transferring Shareholder to effectuate the sale specified in Section 7.4(b) or does not elect to participate in a sale specified in Section 7.4(c) within the 10 Business Day periods referred to in those Sections, the Transferring Shareholder shall be entitled to consummate such sale within 100 days following delivery of the Tag Along Notice without the participation of the Non-Transferring Shareholder.

                                  ARTICLE VIII
                            COVENANTS OF THE PARTIES

            Section 8.1. Access. The Company shall provide LCE and Mediaplex with such information as either LCE or Mediaplex may from time to time reasonably request with respect to the Company, and the transactions contemplated by this Agreement and provide LCE, Mediaplex and their representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the Company as LCE or Mediaplex may from time to time reasonably request.

                                   ARTICLE IX
                               CERTAIN AGREEMENTS

            Section 9.1. Non-Competition. (a) As long as LCE or any of its Permitted Transferees directly or indirectly owns any Shares, and until the fifth anniversary of the date that LCE and its Permitted Transferees cease to own any Shares, neither LCE nor its Affiliates shall directly or indirectly have any equity or other ownership or participation interest in (other than passive investments of no more than 5% of the equity of a company whose equity securities are publicly traded) any motion picture exhibition business (which business includes the concessions business associated with exhibition of motion pictures) in the Republic of Korea other than the Company or in such other territories in Asia in which the Company is then authorized to operate in accordance with the Articles of Incorporation.

            (b) Subject to and except as permitted by Sections 9.1(c), as long as Mediaplex or any of its Permitted Transferees directly or indirectly own any Shares, and until the fifth anniversary of the date that Mediaplex and its Permitted Transferees cease to own any

Shares, neither Mediaplex nor its Affiliates shall directly or indirectly have any equity or other ownership or participation interest (other than passive investments of no more than 5% of the equity of a company whose equity securities are publicly traded) in any motion picture exhibition business (which business includes the concessions business associated with exhibition of motion pictures) in the Republic of Korea other than the Company or in such other territories in Asia in which the Company is then authorized to operate in accordance with the Articles of Incorporation.

            (c) Notwithstanding Section 9.1(b), Mediaplex shall be entitled to retain a one hundred percent (100%) interest in the Cinehouse Theatre.

            (d) If either LCE or Mediaplex wishes to participate in or undertake any business venture which would otherwise be prohibited by Section 9.1(a) or 9.1(b) (a "New Venture"), the party proposing such New Venture (the "Proposing Party") shall first offer it to the Company by providing written notice (a "Notice of New Venture") to the Company containing a detailed description of the nature, structure and terms of such New Venture as well as a copy of any proposed agreements relating thereto. The Company shall have thirty (30) days to determine whether it wishes to pursue the New Venture, it being agreed that such determination shall be made by the Directors representing the non-Proposing Party. In the event that the Company determines not to participate in such New Venture, then the Proposing Party (and/or its Affiliates) shall have the right to enter into the New Venture as described in the Notice of New Venture independently or with such third Persons as it selects; provided that the terms related to such New Venture shall be no more favorable than the terms offered to the Company. Notwithstanding the foregoing sentence, to the extent that there is a material change in the details of the New Venture as described in the Notice of New Venture, a Proposing Party will not have the right to directly or indirectly, participate in or undertake the New Venture without giving an additional Notice of New Venture to the Company pursuant to this Section 9.1(d).

            (e) Notwithstanding anything to the contrary herein, within the time prescribed in Sections 9.1(a) and (b), neither LCE (or its Affiliates) nor Mediaplex (or its Affiliates) may participate in or undertake any New Venture regardless of whether a first offer has been made to the Company pursuant to
Section 9.1(d), if such New Venture has or is to have any place of business within a ten kilometer radius from one of the Company's places of business (six kilometers if within metropolitan Seoul) or if such New Venture is conducted by any Competitor or Affiliate thereof.

            Section 9.2. Access to Company. Upon ten Business Days' notice, each Shareholder and its representatives shall be permitted to inspect the books and records of the Company for any proper purpose and make copies thereof at any reasonable time during normal business hours, it being acknowledged that any information provided under this Section 9.2 shall be subject to the provisions of Section 13.4.

            Section 9.3. Financial Reporting Obligations. The Shareholders shall cause the Company to deliver to each of the Shareholders (and shall allow the Company to hire adequate personnel for such tasks) (i) as soon as available, but in any event not later than 60 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the

Company as at the end of such year and the related unaudited consolidated statements of net income and retained earnings and of cash flows of the Company for such year setting forth in each case in comparative form the figures for the previous year, (ii) as soon as available, but in any event not later than 90 days after the end of the fiscal year of the Company, its financial statements referred to in clause (i), reported on by independent certified public accountants of internationally recognized standing, (iii) as soon as available, but in any event not later than 30 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company as at the end of such quarter and the related unaudited consolidated statements of net income and retained earnings and of cash flows of the Company for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by the Chief Financial Officer or equivalent director or employee of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments) and (iv) as soon as available, but in any event not later than 30 days after the end of each month of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company as at the end of such month and the related unaudited consolidated statements of net income and retained earnings and of cash flows of the Company for such month certified by the Chief Financial Officer or equivalent director or employee of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments). All such financial statements shall be prepared in reasonable detail and in accordance with Korean GAAP applied consistently throughout the periods reflected therein and with prior periods (except as any inconsistent application of Korean GAAP is approved by such accountants or officer, as the case may be, and disclosed therein). The Company shall also prepare such financial statements in accordance with U.S. GAAP and shall prepare all information required under this Section 9.3 in English if so requested by LCE. The Company's independent certified public accountants shall be a Korean affiliate of PriceWaterhouseCoopers unless otherwise decided by the Board of Directors.

            Section 9.4 Related Party Transactions. In the event the Company elects to enter into one or more business transactions with a third party in which Mediaplex or LCE has a direct or indirect ownership or beneficial interest greater than five percent (5%) (each a "Related Party"), all such transactions shall be conducted on an arm's length basis, without consideration of the Related Party's status or the beneficial interest of either Mediaplex or LCE, as the case may be. All contracts, agreements or other business arrangements between Mediaplex's or LCE's production or distribution Affiliates, on the one hand, and the Company, on the other hand, shall be on terms no less favorable to the Company than those offered to similarly situated non-related exhibition companies.

            Section 9.5 Excess Cash Distributions. Notwithstanding anything to the contrary herein, if, at the end of each fiscal year, Excess Cash (as hereinafter defined) is positive, the Company shall distribute such Excess Cash to the Shareholders in proportion to their respective ownership interest in the Company no later than 60 days after completion and submission of the audited financial statements for the relevant fiscal year; provided, however, that the automatic distribution of Excess Cash provided for hereunder may be waived by the unanimous consent of the Shareholders. For purposes of this Agreement, "Excess Cash" means, for the applicable fiscal year, an amount equal to (i) the amount for such fiscal year of EBITDA minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of debt actually made, (b) capital expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) interest expenses to the extent paid in cash, (d) authorized investments and acquisitions to the extent made in cash (net of any proceeds of any related financings with respect to such authorized investments and acquisitions), (e) provisions for Taxes to the extent paid in cash with respect to such fiscal year, (f) any management fees or dividends paid in cash and (g) $3 million (the threshold level which must be achieved after deducting (a) through (f) before cash distributions are payable).

            Section 9.6 Sale of Shares by Means of Public Offering. At any time during the three year period commencing on the Closing Date of the Stock Purchase and Subscription Agreement, Mediaplex and LCE shall, at either party's request, meet to explore in good faith the timeliness of a sale of the Company's stock by means of a public offering taking into account, among other things, current market conditions, the needs of the Company, the needs of the Shareholders and the applicable competitive environment. In the event the Company has not completed a sale of the Company's stock by means of public offering during such three-year period, a meeting shall be convened by the Representative Director no later than 60 days after the expiration of such period in order to establish a mutually acceptable deadline by which date the Company shall have conducted a sale of shares of the Company's stock by means of a public offering.

                                    ARTICLE X
                              CONDITIONS TO CLOSING

                            [Deleted in its entirety]











                                   ARTICLE XI
                                 INDEMNIFICATION

            Section 11.1. Survival. The representations and warranties made in this Agreement shall survive the Closing and remain in full force and effect for a period of eighteen (18) months after the Closing Date.

            Section 11.2. Losses. For purposes of this Agreement, the terms "Loss" or "Losses" shall mean each and all of the following items to the extent actually incurred: claims, losses, liabilities, damages, judgments, awards, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel). Losses shall exclude all consequential damages.

            Section 11.3. Indemnification by Mediaplex. (a) Mediaplex shall indemnify and hold harmless LCE, the Company and their respective Affiliates from and against any and all Losses based upon, arising out of, or resulting from, any of the following:

                  (i) any breach by Mediaplex of any of the representations or warranties made by Mediaplex in this Agreement; and

                  (ii) any failure by Mediaplex to perform any of its covenants or agreements contained in this Agreement.

            (b) Notwithstanding anything to the contrary contained herein, Mediaplex

                  (i) shall not be obligated to pay any amount for indemnification under this Section 11.3 until the aggregate amount of indemnification required to be made under this Section 11.3 exceeds $50,000 (the "Basket Amount"), whereupon Mediaplex shall be obligated to pay all amounts for such indemnification in excess of the Basket Amount; and

                  (ii) shall not be obligated to make any payments for indemnification under this Section 11.3 which exceed LCE's total investment in the Company.

            Section 11.4. Indemnification by LCE. (a) LCE shall indemnify and hold harmless Mediaplex, the Company and its Affiliates from and against any and all Losses based upon or resulting from any of the following:

                  (i) any breach by LCE of any of the representations or warranties made by LCE in this Agreement; or

                  (ii) any failure by LCE to perform any of its covenants or agreements contained in this Agreement.

            (b) Notwithstanding anything to the contrary contained herein, LCE

                  (i) shall not be obligated to pay any amount for indemnification under this Section 11.4 until the aggregate amount of indemnification required to be made under this Section 11.4 exceeds the Basket Amount, whereupon LCE shall be obligated to pay all amounts for such indemnification in excess of the Basket Amount; and

                  (ii) shall not be obligated to make any payments for indemnification under this Section 11.4 which exceed Mediaplex's total investment in the Company.

            Section 11.5. Indemnification by the Company. (a) The Shareholders shall cause the Company to indemnify and hold harmless each Shareholder and each Director, each Affiliate of each Shareholder, each of the foregoing's respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses based upon or resulting from, (i) any Liability of the Company or (ii) any act or omission performed or omitted to be performed by such Person in its or his capacity as a Shareholder, Director or an Affiliate of a Shareholder or as a director, officer, employee, agent, successor or assign of such Shareholder, Director or Affiliate) except for acts or omissions constituting gross negligence, bad faith, fraud or willful misconduct, or breach of this Agreement, provided that no Person shall have any obligation or liability under this Section 11.5 with respect to any Losses for which such Person is indemnified or is entitled to indemnification pursuant to Section 11.3 or 11.4.

            (b) Except as expressly provided in this Article XI, no Shareholder will have any obligation or Liability to any other Shareholder arising out of or relating to any Liability of the Company.

            Section 11.6. Claims. (a) When a party seeking indemnification under
Section 11.3, 11.4 or 11.5(a) (the "Indemnified Party") receives notice of any claims made by third parties ("Third Party Claims") or has any other claim for indemnification other than a Third Party Claim, which is to be the basis for a claim for indemnification hereunder, the Indemnified Party shall give prompt written notice thereof to the other party or parties (the "Indemnifying Party") reasonably indicating (to the extent known) the nature of such claims and the basis thereof; provided, however, that failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder unless and only to the extent that the Indemnifying Party shall have been materially prejudiced thereby. The Indemnified Party shall have the right to either (i) assume the defense of any Third Party Claim or (ii) request that the Indemnifying Party assume the defense of such Third Party Claim. No compromise or settlement in respect of any Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed). Regardless of whether the Indemnified Party assumes the defense of a Third Party Claim or requests the Indemnifying Party to assume such defense, the Indemnifying Party shall pay all costs and expenses thereof, including without limitation fees and expenses of legal counsel.

            Section 11.7. Contribution.

            Except as otherwise provided in Section 11.3 or 11.4, as the case may be, in the event that any Shareholder shall pay in good faith or become obligated to pay any proper obligation of the Company, such Shareholder shall be entitled to contribution from the other Shareholder(s) to the extent necessary so that, after giving effect to such contribution, each Shareholder shall bear no more than that part of such obligation which corresponds to its total share subscription capital contributions at the time of the occurrence, circumstances, events or conditions giving rise to such obligation.

                                   ARTICLE XII
                           TERMINATION AND LIQUIDATION

            Section 12.1. General.

            This Agreement shall terminate thirty (30) days after issuance of a termination notice (hereinafter a "Termination Notice") in accordance with Sections 12.2 and 12.3, provided that such Termination Notice has not been revoked by the Shareholder that issued it prior to the expiration of such thirty (30) day period. If the Termination Notice has not been revoked within such thirty (30) days, it shall become effective as of the expiration of such period. Issuance of a Termination Notice pursuant to Section
12.2 or 12.3 shall operate without prejudice to the issuing Shareholder's rights with respect to a claim, if applicable for damages.

            Section 12.2 Termination by LCE.

            LCE shall be entitled to terminate this Agreement pursuant to
Section 12.1 by issuing a Termination Notice to Mediaplex following the occurrence of any of the following events:

                   (i) the breach by Mediaplex of any term of this Agreement if not cured by Mediaplex within sixty (60) days after receipt by Mediaplex of written notice of such breach from LCE, which notice shall set forth in reasonable details the facts forming the basis of the breach; or

                  (ii) any Governmental Entity issues a notice terminating or ordering the liquidation of the Company; or

                   (iii) Mediaplex or its assets become the subject of bankruptcy, insolvency, receivership, liquidation or similar proceedings with respect to the rights of creditors, which proceedings are not dismissed or otherwise terminated within sixty (60) days after their commencement.

            Section 12.3. Termination by Mediaplex.

            Mediaplex shall be entitled to terminate this Agreement pursuant to
Section 12.1 by issuing a Termination Notice to LCE following the occurrence of any of the following events:

                   (i) the breach by LCE of any term of this Agreement if not cured by LCE within sixty (60) days after receipt by LCE of written notice of such breach from Mediaplex, which notice shall set forth in reasonable details the facts forming the basis of the breach; or

                  (ii) any Governmental Entity issues a notice terminating or ordering the liquidation of the Company; or

                   (iii) LCE or its assets become the subject of bankruptcy, insolvency, receivership, liquidation or similar proceedings with respect to the rights of creditors, which proceedings are not dismissed or otherwise terminated within sixty (60) days after their commencement.

            Section 12.4. Termination by Mutual Agreement.

            This Agreement may also be terminated by the unanimous agreement of the Shareholders.

            Section 12.5. Remedies upon Termination.

            Upon termination of this Agreement pursuant to this Article XII, the Company shall be liquidated. The Board of Directors shall appoint a liquidation commission (hereinafter the "Liquidation Commission") and shall determine their powers, remuneration and procedures of liquidation. The Liquidation Commission shall consist of three (3) members, one to be appointed by Mediaplex, one to be appointed by LCE and one to act as an umpire. If the Board of Directors fails to appoint the two Shareholder representatives to the Liquidation Commission or the umpire within thirty (30) days after the delivery of a Termination Notice, then the Shareholder representatives to the Liquidation Commission and/or the umpire shall be appointed by the Chairman of the Singapore Arbitration Centre (hereinafter "SIAC") at the request of either Shareholder. The two Shareholder representatives to the Liquidation Commission and the umpire shall act jointly but not separately. In the event the Board of Directors is unable to approve the proposals of the Liquidation Commission concerning liquidation, then the decision of the umpire shall be binding upon the Liquidation Commission, the Shareholders, the Board of Directors and the Company.

            The proceeds of the liquidation after satisfaction of the debts of the Company (including, but not limited to, debts owed to the Shareholders) and any expenses, including remuneration of the members of the Liquidation Commission and the umpire, shall be distributed between the Shareholders in proportion to the amount of capital contributions actually contributed to the Company and shall be allocated first to the refund to the Shareholders of the value of their capital contributions. After liquidation, the Liquidation Commission shall prepare and submit to the Board of Directors a report detailing the liquidation of the Company for approval. After approval, the Board of Directors shall submit such report to the appropriate Governmental Entities and shall ensure that the liquidation of the Company is registered.

                                  ARTICLE XIII
                                     GENERAL

            Section 13.1. Arbitration. In the event a dispute occurs with respect to any matter in connection with this Agreement, Mediaplex and LCE will promptly attempt to settle such dispute through consultation and negotiation in good faith and in a spirit of mutual cooperation. If agreement is reached concerning the resolution of such dispute, then such agreement shall be final, conclusive and binding on Mediaplex and LCE. If, on or before the twentieth day after written notice of such dispute is given by one party to the other, such dispute has not been resolved by the agreement of Mediaplex and LCE, the dispute shall be resolved by submission of such dispute for settlement to SIAC in accordance with UNCITRAL Arbitration Rules as in force and effect on the date of this Agreement. The language of the arbitration proceedings shall be English. There shall be three (3) arbitrators, one of whom shall be appointed by LCE, one of whom shall be appointed by Mediaplex and one of whom shall be appointed by the Chairman of SIAC and who shall serve as chairman of the panel. The arbitrators shall be instructed to apply the laws of the Republic of Korea. The arbitrator's decision and award with respect to the dispute referred to shall be final and binding on Mediaplex and LCE and may be entered in any court with jurisdiction. The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, attorneys' fees and costs), shall be borne by the unsuccessful party to the dispute and shall be awarded as part of the arbitrator's award; provided, however, that (i) each of LCE and Mediaplex shall bear its own attorneys' fees and costs in connection with the arbitration proceedings and (ii) if the arbitrator does not find one of LCE or Mediaplex to be unsuccessful then the cost of the arbitral proceedings shall be paid equally by LCE and Mediaplex.

            Section 13.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and (i) sent by facsimile transmission or by courier service (with proof of service) for international delivery or (ii) hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) for domestic delivery, addressed as follows:

      If to the Company:                    If to LCE or LCI:

      Megabox Cineplex, Inc.                Loews Cineplex Entertainment
      7F, Cinehouse B/D                     Corporation
      91-6 Nonhyun-dong                     711 Fifth Avenue,
      Kangnam-ku                            New York, N.Y. 10022
      Seoul, Republic of Korea              Attention: John C. McBride, Jr.
      Attention: Representative Director     General Counsel
      Facsimilie:82 2 3218 5600             Facsimile: 212 833 8379


      With copies to:                       With copies to:

      Woo Taek Kim                          John J. Walker
      Mediaplex, Inc.                       Senior Vice President and
      7F, Cinehouse B/D                     Chief Financial Officer
      91-6 Nonhyun-dong                     Loews Cineplex Entertainment
      Kangnam-ku                            Corporation
      Seoul, Republic of Korea              711 Fifth Avenue
      Facsimile: 82  2 3218 5600            New York, New York 10022
                                            Facsimile: 212 833 6270
                   And

                                            Travis Reid
                                            President and CEO
      Kim & Chang                           Loews Cineplex Entertainment
      Seyang Building                       Corporation
      223 Naeja-dong                        711 Fifth Avenue
      Seoul, 110-720, Republic of Korea     New York, New York 10022
      Attention:  Dong Shik Choi            Facsimile: 212 833 6375
      Facsimile:  82 2 737 9091
                                                         And

                                            DW Partners
                                            KMD Bldg. 7th Floor
                                            652-16, Shinsa-dong,
                                            Kangnam-ku
                                            Seoul, 135-897, Republic of
                                            Korea
                                            Attention:  Chunghwan Choi
                                            Facsimile:  82 2 512 6060
      If to Mediaplex:

      Mediaplex, Inc.
      7F, Cinehouse B/D
      91-6 Nonhyun-dong
      Kangnam-ku
      Seoul, Republic of Korea
      Attention: Woo Taek Kim
      Facsimilie:82 2 3218 5600

      With a copy to:

      Kim & Chang
      Seyang Building
      223 Naeja-dong
      Seoul, 110-720, Republic of Korea
      Attention:  Dong Shik Choi
      Facsimile:  82 2 737 9091

or to such other address as any party or other addressee shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received if by courier.

            Section 13.3. Assignment; Binding Effect; Benefit. Except as expressly contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except any rights, interests or obligations relating to Shares transferred to a Permitted Transferee, provided that no such assignment will relieve the assigning party of any of its obligations hereunder, and provided further that the foregoing restriction shall not apply to any assignment to any successor Person in connection with any merger or consolidation or sale of all or substantially all of a party's assets. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            Section 13.4. Confidentiality. Each Shareholder agrees that it shall keep all information regarding the business, affairs and plans of the Company strictly confidential and shall maintain and protect all information regarding the business, affairs and plans of the Company in no less careful a manner than it maintains and protects its own confidential business information; provided, however, that such information may be disclosed by a Shareholder if, in the reasonable opinion of counsel to such Shareholder, and after prior consultation with the other Shareholders and their counsel (but not their consent), such disclosure is required by law or applicable rules of any securities exchange; provided further, that the provisions of this Section 13.4 shall not apply to information which (i) becomes generally available to the public other than as a result of a disclosure by such Shareholder or holder or its representatives,
(ii) was available to such Shareholder on a non-confidential basis prior to its disclosure to such Shareholder by any other Shareholder or its representatives, or (iii) becomes available to such Shareholder on a non-confidential basis from a source other than any other Shareholder or its representatives.

            Section 13.5. Entire Agreement. This Agreement has been prepared and executed in the English language, shall be binding on the parties hereto and shall prevail over any translations thereof. Except as otherwise provided herein, this Agreement, the exhibits, appendices and schedules hereto and any certificate delivered by the parties in connection herewith shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

            Section 13.6. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

            Section 13.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

            Section 13.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

            Section 13.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural, and vice versa, "including" shall mean "including, without limitation," words denoting any gender shall include all genders, and references to a Person shall include such Person's successors and permitted assigns. In this Agreement, unless defined herein, all accounting terms shall have the meaning given to them under Korean GAAP.

            Section 13.10. Incorporation of Exhibits and Schedules. All exhibits, appendices and schedules hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

            Section 13.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            Section 13.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of
Article VI, Article VII or Section 9.1 of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Article VI, Article VII or Section 9.1 of this Agreement and to enforce specifically the terms and provisions of Articles VI, Article VII or
Section 9.1 of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

            IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                    LOEWS CINEPLEX INTERNATIONAL HOLDINGS, INC.

                                    By: /s/ John C. McBride, Jr.
                                        ----------------------------------
                                        Name:  John C. McBride, Jr.
                                        Title: Senior Vice President
                                                 and General Counsel


                                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                                    By: /s/ John C. McBride, Jr.
                                        ----------------------------------
                                        Name:  John C. McBride, Jr.
                                        Title: Senior Vice President
                                                 and General Counsel


                                    MEDIAPLEX, INC.

                                    By:  /s/ Tam, Chul Kon
                                         ----------------------------------
                                        Name:  Tam, Chul Kon
                                        Title: President

                                    MEGABOX CINEPLEX, INC.

                                    By:  /s/ Tam, Chul Kon
                                         ----------------------------------
                                        Name:  Tam, Chul Kon
                                        Title: Representative Director

                                   Appendix A

                                   Definitions

            "$": means United States dollar, the lawful currency of the United States of America.

            "Affiliate": means with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or otherwise. If a Person is a natural person, the term Affiliate also includes the wife, parents, children, siblings, nieces, nephews and grandchildren of such natural person, any trusts established for their benefit and any legal entities in which they are partners or of which they own (legally or beneficially), directly or indirectly, more than 50% of such entity's voting securities.

            "Agreement":  as defined in the preamble to this Agreement.

            "Approved Budget": for any fiscal year means the annual budget of the Company for such fiscal year as approved by the Shareholders pursuant to this Agreement.

            "Articles of Incorporation":  as defined in Section 2.1.

            "Basket Amount": as defined in Section 11.3(b)(i).

            "Board of Directors": means the board of directors of the Company duly elected in accordance with the Company's Articles of Incorporation.

            "Business Day": means a day on which banks are open for business in Korea.

            "Business Plan": means the business plan of the Company as approved and adopted by the Board of Directors from time to time.

            "Cinehouse Theatre": means the four-screen multiplex Cinehouse Theatre located at Cinehouse B/D, 91-6 Nonhyun-dong, Kangnam-ku, Seoul, Republic of Korea, and currently owned and operated by Mediaplex.

            "Closing": as defined in the Stock Purchase and Subscription Agreement.

            "Closing Date": as defined in the Stock Purchase and Subscription Agreement

            "Company": as defined in the preamble to this Agreement.

            "Competitor": means any person which engages in the business of distributing or exhibiting motion pictures in the Republic of Korea or the United States of America.

            "Daewoo": as defined in the preamble to this Agreement.

            "Debt": means indebtedness for borrowed money (including pursuant to capital leases) of the Company outstanding as of the time of measurement.

            "Director": means a member of the Board of Directors.

            "Excess Cash": as defined in Section 9.5.

            "First Amendment": as defined in the preamble to this Agreement.

            "First Refusal Notice": as defined in Section 7.3(a).

            "Funding Notice": as defined in Section 4.2(b).

            "GAAP": means generally accepted accounting principles.

            "Governmental Entity": means any central, provincial, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

            "Heads of Agreement":  as defined in the preamble to this Agreement.

            "Indemnified Party": as defined in Section 11.6.

            "Indemnifying Party": as defined in Section 11.6.

            "JVA": as defined in the preamble to this Agreement.

            "Joint Venture Agreement": as defined in the preamble to this Agreement.

            "KITA": as defined in the preamble to this Agreement.

            "Korean GAAP": means generally accepted accounting principles of the Republic of Korea.

            "Laws": means applicable laws (including statutes and judicial and administrative decisions, orders and decrees), rules and regulations.

            "LCE": as defined in the preamble to this Agreement.

            "LCI": as defined in the preamble to this Agreement.

            "Liabilities": means, as to any Person, all debts, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required by Korean GAAP to be reflected, in such Person's balance sheets or other books and records, including, for the avoidance of doubt, accrued interest.

            "Liquidation Commission": as defined in Section 12.5.

            "Losses":  as defined in Section 11.2.

            "Mediaplex":  as defined in the preamble to this Agreement.

            "New Venture": as defined in Section 9.1(d).

            "Non-Transferring Shareholder":  as defined in Section 7.3(a).

            "Notice of New Venture":  as defined in Section 9.1(d).

            "Offering Price":  as defined in Section 7.3(a).

             "Permitted Transferee": means, with respect to a Shareholder, any direct or indirect Subsidiary of such Shareholder, provided that such transferee
(i) must continue to be a Subsidiary of LCE or Mediaplex, as the case may be, as long as such transferee holds any Shares, and if at any time after such Transfer the transferee ceases to be a Subsidiary of LCE or Mediaplex, as the case may be, the transferee must immediately Transfer any Shares it holds back to the transferring Shareholder from whom it received its Shares and (ii) has agreed in writing to be bound by the terms of this Agreement. For the avoidance of any doubt, any direct or indirect Subsidiary of the third party pledgee referred to in Article 7.1 hereof shall not be interpreted as a Permitted Transferee.

            "Person": means any natural person, corporation, company, partnership, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

            "Proposing Party": as defined in Section 9.1(c).

            "Related Party": as defined in Section 9.4.

            "Second Amendment": as defined in the preamble to this Agreement.

            "Share" or "Shares": means the shares of the Company's common stock.

            "Shareholder":  means either Mediaplex or LCE.

            "SIAC": as defined in Section 12.5.

            "Subsidiary": of any Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with its Subsidiaries) owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            "Stock Purchase and Subscription Agreement": as defined in the preamble to this Agreement.

            "Tag Along Notice": As defined in Section 7.4.

            "Tax" or "Taxes": means taxes of any kind, levies or other like assessments, duties, imposts, charges or fees, including any interest, penalties or additions to tax attributable to any such Tax or requirement to report information with respect thereto, and any damages, costs, fees or other liability arising from such Tax or reporting requirement.

            "Termination Notice": as defined in Section 12.1.

            "Third Party Claims": as defined in Section 11.6.

            "Transfer": as defined in Section 7.1.

            "Transfer Waiver Date": as defined in Section 7.2.

            "Transferring Shareholder": as defined in Section 7.3(a).

            "UEC Multiplex": as defined in the preamble to this Agreement.

            "US GAAP": means generally accepted accounting principles of the United States of America.

            "Won": means the lawful currency of the Republic of Korea.

                                   Appendix B

                         Representations and Warranties

            A. Mediaplex hereby represents and warrants to LCE as follows:

                  1. Organization. Mediaplex is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted.

                  2. Authority. Mediaplex has full corporate power and authority to execute and deliver this Agreement and any ancillary agreement to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Mediaplex of this Agreement and any ancillary agreements to which it is party have been duly authorized by all necessary action (corporate or otherwise) of Mediaplex. This Agreement and any ancillary agreements have been duly and validly executed and delivered by Mediaplex and constitute the valid and binding obligations of Mediaplex, enforceable against it in accordance with its terms.

                  3. No Conflicts. The execution and delivery by Mediaplex of this Agreement and any ancillary agreements to which it is party will not (i) violate, conflict with, result in a breach of, or default under, or permit the termination of, or require consent under any agreement, obligation or commitment to which Mediaplex is bound, or to which any of its properties or assets is subject, (ii) violate any provision of any Laws to which Mediaplex is subject,
(iii) violate any order, judgment or decree applicable to Mediaplex, or (iv) conflict with, or result in a breach of or default under, any term or condition of the governing documents of Mediaplex

                  4. Consents. No consent, license, approval, waiver, expiration of waiting period or authorization of, or registration or declaration with, any Governmental Entity is required to be obtained or made by Mediaplex (in connection with the execution, delivery and performance of this Agreement and any ancillary agreements to which it is party.

                  5. Broker's and Finder's Fee. Mediaplex has not employed any broker, finder, or financial intermediary in connection with the transactions contemplated by this Agreement and any ancillary agreements to which it is party that would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

            B. LCE hereby represents and warrants to Mediaplex as follows:

                  1. Organization. LCE is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted.

                  2. Authority. LCE has full corporate power and authority to execute and deliver this Agreement and any ancillary agreement to which it is a party, to perform its obligations hereunder and thereunder. The execution and delivery by LCE of this Agreement and any ancillary agreements to which it is party have been duly authorized by all necessary action (corporate or otherwise) of LCE. This Agreement and any ancillary agreements have been duly and validly executed and delivered by LCE and constitute the valid and binding obligations of LCE, enforceable against it in accordance with its terms.

                  3. No Conflicts. The execution and delivery by LCE of this Agreement and any ancillary agreements to which it is party will not (i) violate, conflict with, result in a breach of, or default under, or permit the termination of, or require consent under any agreement, obligation or commitment to which LCE is bound, or to which any of its properties or assets is subject,
(ii) violate any provision of any Laws to which LCE is subject, (iii) violate any order, judgment or decree applicable to LCE, or (iv) conflict with, or result in a breach of or default under, any term or condition of the governing documents of LCE

                  4. Consents. No consent, license, approval, waiver, expiration of waiting period or authorization of, or registration or declaration with, any Governmental Entity is required to be obtained or made by LCE (other than registration with the U.S. Securities and Exchange Commission) in connection with the execution, delivery and performance of this Agreement and any ancillary agreements to which it is party.

                  5. Broker's and Finder's Fee. LCE has not employed any broker, finder, or financial intermediary in connection with the transactions contemplated by this Agreement and any ancillary agreements to which it is party that would be entitled to a broker's, finder's or similar fee or commission in connection therewith.


                                      B-2
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